Exhibit 99.1
	FOR:	OshKosh B'Gosh, Inc.

	CONTACT:	David L. Omachinski Executive Vice President, Chief Operating Officer, Chief Financial Officer OshKosh B'Gosh, Inc. 920-232-4140
For Immediate Release
	CONTACT:	Investor Relations: Cara O'Brien/Melissa Myron Financial Dynamics 212-850-5600

OSHKOSH B'GOSH, INC. REPORTS THIRD QUARTER 2003 RESULTS

Oshkosh, WI -- October 22, 2003 -- OshKosh B'Gosh, Inc. (NASDAQ:GOSHA), today reported financial results for its third quarter ended October 4, 2003.

During the third quarter, the Company generated net sales of $124.1 million versus $133.9 million in the comparable period of 2002. The wholesale business, which was impacted by a decrease in average unit selling prices and substantially increased margin support to the Company's wholesale customers, amounted to $50.0 million compared to $57.9 million last year. Retail net sales totaled $73.3 million in the quarter compared to $75.1 million in the prior year's third quarter. Continued apparel price deflation and a highly promotional retail environment contributed to both the decline in net retail sales as well as the third quarter comparable store sales decrease of 6.1%. During the quarter, the Company opened four outlet stores and ended the quarter with a total of 162 stores.

The decline in net sales was not fully offset by product cost reductions, which resulted in gross profit of $44.7 million, or 36.0% of sales, compared to $58.4 million, or 43.6% of sales last year. Operating income was $10.9 million compared to $22.4 million year-over-year. Net income was $6.8 million, or $0.57 per diluted share, in the third quarter. This compares to net income of $14.0 million, or $1.11 per diluted share, in the third quarter of 2002.

For the nine-month period, net sales totaled $307.9 million compared to $318.8 million in the prior year's period. Net income was $6.2 million, or $0.52 per diluted share, versus net income of $21.0 million, or $1.65 per diluted share, last year.

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Douglas W. Hyde, Chairman, President and Chief Executive Officer, said, "During the third quarter, we experienced a continuation of the trends that impacted us throughout the first half of the year. While the apparel market continues to be difficult, we have been very actively planning and implementing several initiatives that will both strengthen our core business as well as diversify our revenue stream, particularly in fiscal 2004.

"In fact, we have already begun to experience tangible positive benefits from our investments. Our sub-brand, 'Genuine Kids from OshKosh', debuted in Target stores nationwide in July with encouraging initial results. In addition, initial feedback on the first product offerings from our recently assembled New York-based design team has been very positive. Development of our family lifestyle store concept remains on track with new stores opening during the first quarter of 2004. Looking ahead, we are optimistic that these exciting new initiatives combined with our strong brand equity, deep connections with our consumers and commitment to maintaining a healthy balance sheet will all contribute to enhancing the long-term value of OshKosh."

Mr. Hyde concluded, "Looking forward, we anticipate that the industry-wide price deflation and highly promotional retail environment will continue to impact both our wholesale and retail businesses throughout the fourth quarter. As such, we are now planning for annual net sales to be in the range of $415 million to $425 million. We anticipate our wholesale business will account for approximately $168 million to $175 million of the total. On the retail side of our business, we are currently planning for a mid single digit comparable store sales decrease for the remainder of the year, which will be partially offset by a higher store count, and result in 2003 net retail sales in the range of approximately $242 million to $247 million. Based upon a continuation of the factors discussed above, we are now anticipating our full year gross margin contraction will be in the range of 550 to 600 basis points. These estimates translate into diluted earnings per share in the range of $0.90 to $0.98 for fiscal 2003."

During the quarter, the Company repurchased 43,000 shares of its Class A common stock. There are 389,700 shares remaining under the current stock repurchase program.

OshKosh B'Gosh will host a webcast of its third quarter results conference call today at 10:00 a.m., Eastern Time. Investors and the media are invited to listen to the call at the Company's web site, www.oshkoshbgosh.com. An archive of the webcast will be available on the same site.

OshKosh B'Gosh, Inc. is best known as a premier marketer of quality children's apparel and accessories, available in over 50 countries around the world. The Company is headquartered in Oshkosh, Wisconsin.

Statements contained herein that relate to the Company's future performance including, without limitation, statements with respect to the Company's anticipated financial position, results of operations or level of business for 2003 or any other future period, are "forward-looking statements" within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements, which are generally indicated by words or phrases such as "plan", "estimate", "project", "anticipate", "the Company believes", "management expects", "currently anticipates", "intends", and similar phrases are based on current expectations only and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, projected, or estimated.

Among the factors that could cause actual results to materially differ include the level of consumer spending for apparel, particularly in the children's wear segment, the impact of deflation on children's wear apparel prices; risks associated with competition in the market place, including the financial condition of and consolidations, restructurings and other ownership changes in, the apparel and related products industry and the retail industry, the introduction of new products or pricing changes by the Company's competitors, and the Company's ability to remain competitive with respect to product, service and value; risks associated with the Company's dependence on sales to a limited number of large department and specialty store customers, including risks related to customer requirements for vendor margin support, as well as risks related to extending credit to large customers; risks associated with possible deterioration in the strength of the retail industry, including, but not limited to, business conditions and the economy, natural disasters, and the unanticipated loss of a major customer; risks related to the failure of Company suppliers to timely deliver needed raw materials, risks associated with importing its products using a global transportation matrix and the Company's ability to correctly balance the level of its commitments with actual orders; risks associated with terrorist activities as well as risks associated with foreign operations; risks related to the Company's ability to defend and protect its trademarks and other proprietary rights and other risks related to managing intellectual property issues. In addition, the inability to ship Company products within agreed time frames due to unanticipated manufacturing, distribution system or freight carrier delays or the failure of Company contractors to deliver products within scheduled time frames are risk factors in ongoing business. As a part of the Company's product sourcing strategy, it routinely contracts for apparel products produced by contractors in Asia, Mexico and Central America. If financial, political or other related difficulties were to adversely impact the Company's contractors in these regions, it could disrupt the supply of product contracted for by the Company.

The forward-looking statements included herein are only made as of the date of this press release. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

(tables to follow)

	OSHKOSH B'GOSH, INC. AND SUBSIDIARIES Net Sales (Unaudited) (in millions)

	Domestic

	Wholesale	Retail	Other	Total

Three months ended:
October 4, 2003	$50.0	$73.3	$0.8	$124.1
September 28, 2002	57.9	75.1	0.9	133.9

Increase (decrease)	$(7.9)	$(1.8)	$(0.1)	$(9.8)

Percent increase (decrease)	(13.6%)	(2.4%)	(11.1%)	(7.3%)

Nine months ended:
October 4, 2003	$133.2	$172.4	$2.3	$307.9
September 28, 2002	140.2	175.5	3.1	318.8

Increase (decrease)	$(7.0)	$(3.1)	$(0.8)	$(10.9)

Percent increase (decrease)	(5.0%)	(1.8%)	(25.8%)	(3.4%)

OSHKOSH B'GOSH, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)
	October 4, 2003	December 28, 2002

	(unaudited)

ASSETS
Current assets
Cash and cash equivalents	$7,067	$36,198
Accounts receivable, net	31,785	16,729
Inventories	74,374	57,114
Prepaid expenses and other current assets	3,922	1,685
Deferred income taxes	9,200	9,600

Total current assets	126,348	121,326

Property, plant and equipment	71,819	71,198
Less accumulated depreciation and amortization	46,252	43,421

Net property, plant and equipment	25,567	27,777

Non-current deferred income taxes	2,800	2,300
Other assets	4,366	4,351

Total assets	$159,081	$155,754

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	$16,115	$11,907
Accrued liabilities	36,782	38,396

Total current liabilities	52,897	50,303

Employee benefit plan liabilities	13,169	13,062

Shareholders' equity
Preferred stock	--	--
Common stock:
Class A	97	97
Class B	22	22
Retained earnings	92,987	92,290
Unearned compensation under restricted stock plan	(91)	(20)

Total shareholders' equity	93,015	92,389

Total liabilities and shareholders' equity	$159,081	$155,754

*Condensed from audited financial statements. See notes to condensed consolidated financial statements.

OSHKOSH B'GOSH, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(In thousands, except per share amounts)

(Unaudited)
	Three-Month Period Ended		Nine-Month Period Ended

	October 4, 2003	September 28, 2002	October 4, 2003	September 28, 2002

Net Sales	$124,097	$133,939	$307,930	$318,844

Cost of products sold	79,441	75,526	191,870	180,144

Gross profit	44,656	58,413	116,060	138,700

Selling, general and administrative expenses	37,400	39,078	113,745	112,434
Royalty income, net	(3,679)	(3,071)	(7,845)	(7,954)

Operating income	10,935	22,406	10,160	34,220

Other income (expense):
Interest expense	(216)	(133)	(473)	(953)
Interest income	60	69	156	378
Miscellaneous	(12)	(43)	(17)	(58)

Other income (expense) -- net	(168)	(107)	(334)	(633)

Income before income taxes	10,767	22,299	9,826	33,587

Income taxes	3,984	8,306	3,636	12,595

Net income	$6,783	$13,993	$6,190	$20,992

Net income per common share
Basic	$0.57	$1.12	$0.52	$1.68
Diluted	$0.57	$1.11	$0.52	$1.65

Weighted average common shares outstanding
Basic	11,856	12,439	11,881	12,470
Diluted	11,968	12,652	12,001	12,753

Cash dividends per common share
Class A	$0.110	$0.070	$0.250	$0.190
Class B	$0.095	$0.060	$0.215	$0.165

See notes to condensed consolidated financial statements.

OSHKOSH B'GOSH, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)
	Nine-Month Period Ended

	October 4, 2003	September 28, 2002

Cash flows from operating activities
Net income	$6,190	$20,992
Depreciation and amortization	5,266	6,024
Deferred income taxes	(100)	2,100
Income tax benefit from stock options exercised	302	4,090
Items in net income not affecting cash and cash equivalents	326	310
Changes in current assets	(34,553)	(5,672)
Changes in current liabilities	2,594	3,812

Net cash provided by (used in) operating activities	(19,975)	31,656

Cash flows from investing activities
Additions to property, plant and equipment	(2,780)	(3,833)
Proceeds from disposal of assets	129	359
Changes in other assets	(445)	(359)

Net cash used in investing activities	(3,096)	(3,833)

Cash flows from financing activities
Payment on long-term debt	--	(24,000)
Dividends paid	(2,893)	(2,304)
Net proceeds from issuance of common shares	678	6,564
Repurchase of common shares	(3,845)	(12,587)

Net cash used in financing activities	(6,060)	(32,327)

Net decrease in cash and cash equivalents	(29,131)	(4,504)

Cash and cash equivalents at beginning of period	36,198	29,322

Cash and cash equivalents at end of period	$7,067	$24,818

See notes to condensed consolidated financial statements.

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